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                                                     Exhibit (10)-3
                                                     Unicom Corporation
                                                     Form 10-Q   File No.1-11375



                              UNICOM CORPORATION
                           STOCK BONUS DEFERRAL PLAN
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                              UNICOM CORPORATION
                           STOCK BONUS DEFERRAL PLAN



                                   ARTICLE I

                      Amendment and Restatement; Purpose

     Amendment and Restatement; Purpose. The Unicom Corporation Stock Bonus Deferral Plan, as previously established, and as amended by the First Amendment, effective January 1, 1996 (the "Plan"), is hereby amended and restated, effective September 30, 1998, except as specifically otherwise provided herein. The rights and benefits of any Participant (as defined below) whose employment terminated prior to September 30, 1998 shall be determined under the terms of the Plan as in effect on the date of such termination of employment.

     Unicom Corporation (the "Company") maintains the Plan in order to provide to certain key employees of the Company and participating affiliates (collectively, the "Employers") the opportunity to defer the receipt of all or any portion of any incentive awards payable pursuant to the Unicom Corporation Long Term Incentive Plan (the "LTIP"), or of any similar award payable under any other incentive program sponsored by an Employer.

     In addition, the Employers have entered into certain agreements with key employees (collectively, the "Agreements") which provide for a certain level of incentive award or provide for payment of amounts that would have been payable as long term awards under the LTIP had the employee been employed by the Employer for the full period with respect to which the award is payable ("Award Equivalents"). The Company intends by this amendment and restatement to provide to such employees an opportunity to defer the receipt of any such guaranteed incentive award, or of all or any portion of such Award Equivalents, or both, as applicable.

                                  ARTICLE II

                         Eligibility and Participation

     Eligibility and Participation.  Each individual who was a Participant in the Plan on the day before the effective date of this amendment and restatement shall continue to be a Participant hereunder. Each other employee of an
Employer who, on the applicable election date described in Section 3.1, is described below, upon making a deferral election in accordance with the provisions of Article III shall become a participant ("Participant") in this
Plan on the effective date of such election:
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     (a)  an officer of the Company or any affiliate (including, but not limited to Commonwealth Edison Company ("ComEd"), Unicom Energy Services Inc., Unicom Resources Inc. or Unicom Thermal Technologies Inc);

     (b) included on the Executive payroll of the Company or ComEd or the equivalent payroll of another Employer; or

     (c) classified as management personnel in salary level 12 or above on the payroll system of the Company, ComEd or a comparable classification on the payroll of another Employer (or at an equivalent level on the Company's payroll should such classifications be revised).


                                  ARTICLE III

                              Deferral Elections

     3.1  Deferral Elections.

     (a) Deferral Elections. On or before the election due date set forth below, while this Plan is in effect, each Participant may elect to defer the receipt of all or a portion of any incentive award or Award Equivalent to which he may become entitled under the LTIP, any other incentive plan sponsored by an Employer or under the terms of an Agreement, as applicable; provided, however, that if an election to defer is made with respect to the portion of any award or Award Equivalent which would be payable in cash, such election shall be treated as a request to convert such portion into shares of common stock of the Company ("Unicom Stock") (determined as provided under the terms of the award or Award Equivalent for the stock portion of the payment amount), and such shares shall be deliverable in lieu of any such cash upon the expiration of any such deferral election (as such election may be extended as hereinafter provided). Any such election shall become irrevocable on December 31 of the calendar year in which made.

     (b) Election Due Dates. The election due date shall be (i) for any award or Award Equivalents payable in 1999 with respect to which no election has been made as of the effective date of this amendment and restatement, December 31, 1998, (ii) for awards or award equivalents payable after December 31, 1998, on such date as the Committee or its delegate shall specify but no later than December 31 of the preceding calendar year, and
     (iii) for an individual who first becomes an eligible employee after an applicable election due date, within 30 days after the date on which such individual is notified of his or her eligibility, but not later than December 31 of the calendar year preceding the year in which the award or Award Equivalent becomes payable.

     (c) Effect of Elections. Effective beginning January 1, 1999 and subject to paragraph (d) of this Section 3.1, an election made pursuant to paragraph (b) hereof shall provide that the incentive award or Award Equivalent subject to such election

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     shall not be paid to the Participant at the time provided under the terms of the award program or Agreement, as applicable, but shall instead be paid to the Participant on the January 15 following the third anniversary of the end of the performance period with respect to which the award or award equivalent is payable, or if earlier, as soon as practicable following the date of the Participant's death, retirement or termination of employment, or commencement of a leave of absence on account of disability.

     (d) Subsequent Payment Elections. Notwithstanding the foregoing, at any time prior to the first day of the calendar year in which an award or Award Equivalent is otherwise payable pursuant to a deferral election made under paragraph (b) of this Section 3.1 or a subsequent payment election pursuant to this paragraph (d), a Participant may irrevocably elect to defer further the payment of such award or Award Equivalent for another three-year cycle, subject to the terms of paragraphs (b) and (c) hereof.

     3.2 Termination of Participation. Each Participant shall remain a Participant until such individual is no longer entitled to benefits hereunder.


                                  ARTICLE IV

                                   Accounts

     Deferred Stock Accounts. Unicom (or in the case of any Participant employed by another Employer, such Employer) shall establish on its books an account (a "Deferred Stock Account") on behalf of each Participant who has made a deferral election pursuant to Section 3.1(b). Each Deferred Stock Account shall be divided into a separate subaccount (a "class year subaccount") to which shall be credited the amount deferred pursuant to Section 3.1(b). Each class year subaccount shall also be credited with the amount ("dividend equivalents") equal to the dividends declared from time to time on the number of shares of Unicom Stock credited to such subaccount. Unless the Participant has elected, in the time and manner set forth in Section 5.2 below, to receive current payment in respect of such dividend equivalents, such dividend equivalents shall be credited to the appropriate class year subaccount of the participant's Deferred Stock Account to which such dividend equivalents relate as a number of additional shares of Unicom Stock determined by dividing the aggregate amount of such dividend equivalents by the purchase price used under the Unicom Corporation Dividend Reinvestment and Employee Stock Purchase Plan related to each such dividend. Deferred Stock Accounts shall be for bookkeeping purposes only, and neither Unicom nor any Employer shall be obligated to set aside or segregate any actual shares of Unicom Stock or any other assets in respect of such accounts.

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                                   ARTICLE V

                          Time and Manner of Payment

     5.1 Distribution. Distribution of a balance in a class year subaccount shall be made as soon as practicable after the last day of the deferral period specified in the Participant's election made pursuant to Section 3.1 or, if earlier, as soon as practicable after the date of the Participant's termination of employment, retirement, death or leave of absence on account of disability. The net shares of Unicom Stock (including any fractional share) determined by reference to the closing price per share of Unicom Stock, as reported on the New York Stock Exchange on the business day immediately preceding the date of distribution and reduced by any amount required by law to be deducted or withheld, including income tax withholding, shall be credited to an account established on behalf of the Participant at First Chicago Trust Company.

     5.2 Election to Receive Current Payment of Dividend Equivalents. Not later than December 31 of a calendar year, each Participant may elect to receive from the Company (or in the case of a Participant employed by an Employer, such Employer) current payment of an amount equal to the dividend equivalents allocable to the Participant's Deferred Stock Account during all subsequent calendar years. Any such election may be revoked at any time, but such revocation shall not be effective until the calendar year following the year in which such revocation is made. Notwithstanding the preceding, dividend equivalents attributable to a dividend declared prior to the distribution of a Participant's Deferred Stock Account balance but payable after the date of such distribution shall be paid in cash as soon as practicable after the dividend payment date.

     5.3 Beneficiaries. If a Participant shall die while any shares of Unicom Stock remain credited to the Deferred Stock Account established on his or her behalf under Article IV, such amount shall be distributed as provided in Section
5.1 to the beneficiary or beneficiaries as the Participant may, from time to time, designate in writing delivered to the Committee (as defined in Section 7.1 below). A Participant may revoke or change his or her beneficiary designation at any time in writing delivered to the Committee. If a Participant does not designate a beneficiary under this Plan, or if no designated beneficiary survives the Participant, the balance of the Participant's Deferred Stock Account shall be distributed to the person or persons entitled to his accrued benefit under the Commonwealth Edison Employee Savings and Investment Plan (or who would be so entitled if there were then an account on behalf of the Participant under such plan).


                                  ARTICLE VI

                         Application of ERISA, Funding

     6.1 Application of ERISA. The Plan is intended to constitute an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of sections 201(2), 301(a) (3) and 401 (a) (1) of ERISA and Department of Labor Regulation Section 2520.104-23.

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     6.2  Funding.  The Plan shall not be a funded plan, and neither the Company nor any of the Employers shall be under any obligation to set aside any funds for the purpose of making payments under this Plan. Any payments hereunder shall be made out of the general assets of the Company and the Employers.

     6.3 Trust. The Company shall establish a trust for the purpose of administering assets of the Company and the Employers to be used for the purpose of satisfying their obligations under the Plan. Any such trust shall be established in such manner so as to be a "grantor trust" of which the Company is the grantor, within the meaning of section 671 et. seq. of the Code. The existence of any such trust shall not relieve the Company or any Employer of their liabilities under the Plan, but the obligation of the Company and the Employers under the Plan shall be deemed satisfied to the extent paid from the trust.


                                  ARTICLE VII

                                Administration

     7.1 Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors of Unicom Corporation (the "Committee"). The Committee shall have the same duties and powers, and shall be subject to the same limitations, as those applicable to the Committee under Article V of the LTIP. The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan, or to change or add to any benefits provided under the Plan, or to waive or fail to apply any requirements of eligibility for a benefit under the Plan. The Committee's decisions in any matter involving the Plan shall be final, binding and conclusive.

     7.2 Administration. The administrative provisions of the Section 5.1 of the LTIP are hereby incorporated by reference, and shall be applicable as if such provisions were set forth herein.

     7.3 Expenses. All costs and expenses incurred in administering the Plan, including the expenses of the Committee, the fees of counsel and any agents of the Committee and other administrative expenses shall be paid by the Company and the Employers. The Committee, in its sole discretion, having regard to the nature of a particular expense, shall determine the portion of such expense which is to be borne by the Company or a particular Employer.

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                                 ARTICLE VIII

                           Amendment and Termination

     Amendment and Termination. The Company intends to maintain the Plan indefinitely. However, the Plan shall be subject to the same reserved powers of amendment and termination by the Committee or such senior officer to whom it has delegated its amendment authority as the LTIP (without regard to any limitations imposed on such powers by the Code or ERISA), except that no such amendment or termination shall reduce or otherwise adversely affect the rights of Participants in respect of amounts accrued hereunder as of the date of such amendment or termination without their written consent.

                                   ARTICLE IX

                                 Miscellaneous

     9.1 FICA Taxes. Notwithstanding Section 3.1, the amount deferred for any calendar year pursuant to an election made thereunder shall be reduced by an amount which, after the payment of applicable federal and state income taxes and the tax imposed under Section 3121 of the Code in respect of amounts deferred, is equal to the amount of the tax imposed under Section 3121 of the Code on the amount otherwise subject to deferral (determined without regard to this Section 9.1) pursuant to Section 3.1 for such calendar year.

     9.2 Nonassignment of Benefits. It shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law). If any person shall endeavor or purport to make any such assignment, alienation or transfer, amounts otherwise provided hereunder shall cease to be payable to any person.

     9.3 No Guarantee of Employment. Nothing contained in this Plan shall be construed as a contract of employment between any Employer and any employee or as conferring a right on any employee to be continued in the employment of any Employer, or as a limitation of the right of an Employer to discharge any of its employees, with or without cause.

     9.4. Adoption By Employers. Any affiliate of the Company which is or becomes an "Employer" under the LTIP may, with the consent of the Company, become an Employer under this Plan by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the date for which this Plan shall be effective with respect to the employees of such affiliate.

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     9.5  Gender and Number.  Except when the context indicates to the contrary, when used herein, masculine terms shall be deemed to include the feminine and singular the plural.

     9.6 Headings. The headings of Articles and Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of the Plan, the text shall control.

     9.7 Invalidity. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be enforced and construed as if such provisions, to the extent invalid or unenforceable, had not been included.

     9.8 Successors and Assigns. The provisions of the Plan shall bind and inure to the benefit of the Company and each Employer and their successors and assigns, as well as each Participant and his successors.

     9.9 Law Governing. Except as provided by any federal law, the provisions of the Plan shall be construed in accordance with and governed by the laws of the state of Illinois.


     EXECUTED this 30th day of September, 1998.


                                 UNICOM CORPORATION


                                 By: __________________________
                                       S. Gary Snodgrass
                                       Senior Vice President

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